Exhibit B

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange act of 1934, the undersigned agree, as of April 22, 2021, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need to be filed with respect to the ownership by each of the undersigned of shares of Series D Cumulative Convertible Preferred Stock of Wheeler Real Estate Investment Trust, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit B is filed on behalf of each of the undersigned.

Dated: April 22, 2021

Magnolia Capital Fund, LP

By:	The Magnolia Group, LLC, General Partner

By:	/s/ Adam K. Peterson
Adam K. Peterson, Manager

The Magnolia Group, LLC

By:	/s/ Adam K. Peterson
Adam K. Peterson, Manager

By:	/s/ Adam K. Peterson
Adam K. Peterson

CUSIP No. 963025606	13D	Page 10 of 10 Pages